EXHIBIT 10.2

                              Management Agreement


           This Management Agreement ("Agreement") dated as of the 28th day of June, 1996 by and between River Bank America, a New York chartered savings bank ("Bank") and RB Management Company LLC, a New York limited liability company ("RB Management").


                                   WITNESSETH:


           WHEREAS, on or about June 28, 1996 the Bank will consummate the Branch Sale (as defined in a Proxy Statement ("Proxy Statement") dated May 13, 1996 issued by the Bank); and

           WHEREAS, pursuant to the Proxy Statement the Bank wishes to engage RB Management to provide general and bank management services ("Bank Services") and asset management services ("Asset Services") (collectively "Management Services") as more fully detailed herein and in accordance with applicable law and regulations; and

           WHEREAS, pursuant to a commitment letter from Marine Midland Bank ("Marine Commitment") to provide a loan ("Marine Loan") to the Bank to facilitate the Branch Sale, RB Management (a company controlled by the current owner of 39% of the common stock of the Bank) must remain actively involved in the day-to-day management of the affairs of the Bank while the Marine Loan is outstanding; and

           WHEREAS, since the Bank and RB Management may be deemed to be affiliates, the Management Services have been reviewed by the Kenneth Leventhal Real Estate Group of Ernst & Young LLP ("EY") as to form and amount of fees payable to assure that they are and will be comparable to similar arrangements negotiated on an arms length basis, all as more fully described herein.

           NOW THEREFORE, in consideration of the covenants contained herein, the parties agree as follows:

           1. Engagement. Effective July 1, 1996 ("Effective Date"), the Bank through its Board of Directors (the "Bank Board") hereby exclusively engages RB Management, as an independent contractor, to provide the Bank with the Management Services (as hereinafter defined and described) in accordance with the provisions hereof, and RB Management accepts such engagement. RB Management will report directly to the Bank Board and/or its duly authorized committees.

           2. Term.

                     (a) The initial term of this Agreement shall be three years commencing on the Effective Date (the "Initial Term") unless extended or terminated pursuant to the terms hereof.

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This Agreement shall automatically extend for a one year term upon the termination of the Initial Term if the Marine Loan remains outstanding and shall automatically further extend for an additional one year term upon the termination of the first extension term if the Marine Loan remains outstanding.


                     (b) This Agreement may be terminated by the Bank and RB Management as follows:

                           (i) Subject to the consent of Marine Midland (or such other senior lender as may be applicable), either the Bank or RB Management may terminate this Agreement for any reason by giving 180 days prior written to the other of such termination.

                          (ii) Subject to the consent of Marine Midland (or such other senior lender as may be applicable), RB Management may terminate this Agreement in the event of the failure of the Bank to make any payment due RB Management pursuant to Section 4 of this Agreement when due and the continued failure to make such payment for a period of 45 days after written demand for such payment has been made.

                         (iii) Subject to the consent of Marine Midland (or such other senior lender as may be applicable), the Bank terminate this Agreement for "Cause". For purposes hereof, "Cause" shall be defined as a material breach of this Agreement and/or willful act or omission by RB Management that is materially detrimental to the best interests of the Bank and which breach, act or omission is not cured within a reasonable time after notice of such breach, act or omission.

                          (iv) Subject to the consent of Marine Midland (or such other senior lender as may be applicable), both the Bank and RB Management may terminate this Agreement by their mutual written consent.

                            (v) The Bank may terminate this Agreement during the last years of the Initial Term or during either extension term upon 60 days notice from RB Management that all assets of the Bank have been sold.

                     (c) Any termination under this Section 2(b) shall be approved by action of the Bank Board and/or the Board of Directors of RB Management ("Board"), as the case may be. Written notice of termination shall be given by the terminating party in accordance with Section 10 of Agreement, as well as this Section 2(b). In connection with any termination, each of the parties hereto shall timely return to the other any property, assets, records or documents of the other and shall cooperate with the other in order to assure the orderliness of the termination. Terminations shall be without prejudice to the rights of either party.

                     (d) Upon any termination of this Agreement, the fees payable to RB Management will be pro rated for such year to the date of termination. If the Agreement is terminated prior to


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the expiration of any term, the Bank will also reimburse RB Management for the reasonable costs incurred by RB Management as a result of the termination of the Management Services, including, but not limited to, reasonable termination or severance payments made to service providers or employees terminated by RB Management as a result of such termination. Furthermore, on termination RB Management shall provide the Bank with a list of all asset dispositions which it is in the process of working on and if any such disposition is successfully completed within six (6) months from said termination then RB Management shall be entitled to the Asset Disposition Fee as defined in Paragraph 4(b)(ii) hereinafter.


           3. Services. Pursuant to the provisions of this Agreement, RB Management shall exclusively (I) during the first ninety days of the term hereof, coordinate with the Bank to effectuate and (II) thereafter provide the Bank the Management Services as follows:

                     (a) Bank Management Services: RB Management will manage the general business affairs and corporate activities of the Bank and oversee third party providers, including and not by way of limitation:

                           (i) Development and implementation of policies and procedures for the ordinary day to day general management of the Bank and disposition of its assets and as approved by the Bank Board;

                           (ii) Manage corporate activities, including:

                                [a]       Prepare and maintain business plans;

                                [b]       Provide treasury and tax services,
                                          e.g. cash management, Marine Loan
                                          monitoring and tax return preparation;

                                [c]       Provide financial and accounting
                                          services, e.g. corporate operating
                                          budgets, accounts payable, general
                                          ledger financial reporting, Bank Board
                                          reporting packages, financial
                                          statements, regulating reporting;

                                [d] Monitor Bank's progress e.g. internal controls, internal audits, operational audits, processing of systems and controls and operations;

                                [e]       Monitor portfolio progress, e.g.
                                          performance of asset management and
                                          workout groups, review restructuring
                                          plans, review loan status, review
                                          asset business plans, coordinate with
                                          asset management;

                          (iii) Provide, obtain and oversee third party services when required such as loan servicing, general ledger, reporting IT support, legal, accounting, audit, human resources.



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                          (iv) Notwithstanding the foregoing, RB Management, nor
           any of its employees, members or directors, shall be deemed to be or will act as officers of the Bank and any action which requires signatures by Bank officers shall be presented to the Bank Board for direction by it to be executed by Bank officers.

                     (b) Asset Management Services: Commencing with the Effective Date, RB Management will manage assets, properties, loans and oversee third party providers, including and not by way of limitation:

                           (i) Manage assets properties and loans, including:

                                [a]       Troubleshoot loan portfolio, e.g.
                                          borrower delinquencies and loan
                                          status;

                                [b] Review loans to determine development and recommendation of loan plans, restructures or litigation strategies;

                                [c] Restructure loans, including planning, implementing and monitoring;

                                [d]       Foreclose assets, including hiring
                                          attorneys, obtaining title and
                                          commencing management;

                                [e] Prepare Asset Business Plans including enhancement strategies;

                                [f]       Manage and monitor REO assets,
                                          including site visits, liaison with
                                          brokers and property RB Managements,
                                          review property reports, leasing;

                                [g]       Dispose of REO assets, including
                                          solicitation and review of offers,
                                          recommendation of "best offer",
                                          negotiation and closing of sale;

                                [h]       Providing financial and operating
                                          reports, including monthly reports,
                                          quarterly analyses, financial
                                          statements, reports for Bank Board and
                                          regulatory agencies;

                           (ii) Provide, obtain and oversee third party services when required such as property RB Managements, third party loan marketing, brokerage, leasing, legal accounting and audit.

           4. Compensation To Company. RB Management shall be compensated for Management Services and expenses as follows:

                     (a) For Bank Management Services: RB Management shall be paid an annual fee ("Base Fee"), payable monthly, not to exceed $1,250,000 based on the costs expected to be
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incurred by RB Management to provide the Bank Management Services. The Base Fee will be reviewed no less frequently than annually by the Audit Committee of the Bank Board and adjusted based upon the costs expected to be incurred as aforesaid. To the extent that RB Management determines it feasible to engage or cause Bank to engage third party service providers (with the approval of the Bank Board), which services would be considered part of RB Management's functions (as opposed to expenses which would ordinarily require third party services and out of pocket expenses), the Base Fee shall be adjusted accordingly.

                     (b)       For Asset Management Services:

                           (i) An annual fee ("Asset Services Fee"), payable monthly equal to 0.75% of the average month-end book value of the Bank's assets; and

                           (ii) An asset Disposition success fee ("Asset Disposition Fee") equal to 0.75% of the proceeds from the sale or collection or refinancing of any Bank asset.


                     (c) RB Management shall be reimbursed by Bank for any third party service bills arising out of approved third party service agreements as set forth in Paragraph 6 below which RB Management may (but shall not be obligated to) pay. Further RB Management shall be reimbursed by the Bank for reasonable out-of-pocket expenses incurred by RB Management in connection with the rendering of Management Services. Approved third party bills and out-of-pocket expenses arising out of services incurred prior to the date hereof but which were in connection with consummation of the Branch Sale shall be reimbursed hereunder.

           5. Billing; Extensions of Credit. RB Management shall bill the Bank for the Base Fee and the Asset Fee and out of pocket expenses no more frequently than every two weeks in arrears. To the extent that payroll requires current payments, the Base Fee and Asset Fee shall be paid currently and adjusted. The Asset Disposition Fee shall be billed the month following the sale, collection or refinancing. All bills shall be documented and itemized. Such bills will be due upon receipt by the Bank and, after review of documentation, will be promptly settled by the Bank. A final bill will be tendered within 30 days following the effective date of any termination pursuant to Section 1 of this Agreement and promptly settled by the Bank. It is not the intention of the parties to extend credit one to the other in connection with this Agreement. Any amounts not paid to RB Management within thirty (30) days of the date billed shall bear interest at the rate of the Citibank "Prime" rate per annum.

           6. Outsourced Services. As set forth in Paragraph 3 above, RB Management will obtain and oversee the provision, on an outsourced, third party basis of those services not provided directly by RB Management. All outsourcing arrangements will be subject to prior review and recommendation as to compensation terms by the Audit Committee and as to

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other terms subject to prior approval by the Asset Management Committee of the
Bank Board. The cost of approved outsourced arrangements will be borne by the Bank. Each person or entity providing such approved outsourced services will sign a service contract with the Bank. Notwithstanding the foregoing, to the extent that RB Management uses Fintek, Inc., an affiliate of RB Management, to provide certain approved outsourced services, RB Management shall retain be responsible to pay Fintek for such services.

           7. Records. RB Management shall maintain detailed written records with regard to matters failing within the ambit of this Agreement. Each shall make available, for review, the records of the other upon request. Such records shall be made available to banking or tax examiners, as required by law.

           8. Related Party Transaction; Adjustment. This agreement has been negotiated and executed in accordance with the terms set forth in the Proxy Statement. The Bank and RB Management acknowledge and understand that payment of monies by the Bank to RB Management for Services must be made only in accordance with applicable laws and regulations. In this regard, RB Management understands that the Bank Board will, from time to time review this Agreement, the Base Fee and the outsourcing agreements for comparability of fees and terms to similar arrangements negotiated on an arm's length basis. The Bank Board, at its expense, has engaged and may continue to engage the EY to aid it in its independent review process. Further, The New York State Banking Department has advised that it will monitor and periodically review this agreement and the terms of all outsourced agreements. The terms of this agreement are subject to applicable law.


           9. Assignments. Subject to the rights of Marine Midland (or such other senior lender) as is applicable RB Management may assign its rights and obligations hereunder to a successor prepared to assume and with the resources to assume RB Management's obligations hereunder.

           10. Notices, Requests and Other Communications. All requests and other communications required or permitted to be given under this Agreement shall be in writing and sent by mail, telegram, facsimile or telex, or overnight courier to the address and to the attention of the persons specified below. All notices, requests and other communications required or permitted under this
Agreement:

                     (a) If directed to the Bank, shall be addressed as follows:

                              River Bank America
                              145 Huguenot Street - 8th floor
                              New Rochelle, NY 10801
                              Attention: Board of Directors;

                     (b) If directed to RB Management, shall be addressed as follows:


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                              RB Management Company, LLC
                              645 Fifth Avenue
                              8th Floor
                              New York, New York 10022
                              Attn: Mr. Alvin Dworman

           11. Amendments, Waivers and Consents. No amendment, waiver or consent with respect to this Agreement shall be effective unless set forth in an instrument or instruments in writing, signed by the party to be bound thereby. No waiver of any provisions of this Agreement shall constitute a waiver of any other provision and any waiver so given shall be given only in the particular instance and shall be considered to be a continuing waiver.

           12. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby, and supersedes any and all prior agreements and understandings with respect to such transactions.

           13. Severability. If any provisions shall be held to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement.

           14. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the substantive laws of the State of New York.

           15. Confidentiality. Each of the Bank and RB Management will take all reasonable steps to maintain the confidentiality of records and documents of the other in the custody of the other.


           IN WITNESS WHEREOF, the Bank and RB Management have caused this Agreement to be executed effective as of the date first above written.

                                               RIVER BANK AMERICA



                                               BY /s/ Jerome R. McDougal
                                                  ----------------------

                                               RB MANAGEMENT COMPANY, LLC



                                               BY /s/ Alvin Dworman
                                                  ------------------------
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